Exhibit 99.01

NEWS RELEASE Xcel Energy Media Relations 414 Nicollet Mall Minneapolis, MN 55401 (612) 215-5300 www.xcelenergy.com

June 20, 2012

Xcel Energy board elects new member

MINNEAPOLIS – Xcel Energy Inc. today announced that Richard T. O’Brien has been elected to the company’s board of directors effective Aug. 1. He will serve on the board’s Nuclear, Environmental and Safety Committee.

O’Brien is president and chief executive officer of Newmont Mining Corp., headquartered near Denver. He has been with Newmont Mining since 2005 and has also served as its chief financial officer. Before joining Newmont, O’Brien was executive vice president and chief financial officer of AGL Resources in Atlanta and was in executive positions with Mirant (formerly Southern Energy Inc.) and PacifiCorp. O'Brien received a bachelor’s degree in economics from the University of Chicago and a doctor of jurisprudence degree from Lewis and Clark College, Northwestern School of Law.

“We are looking forward to Richard’s contributions as a member of the board,” said Ben Fowke, chairman, president and CEO of Xcel Energy. “His diverse background, which includes experience in finance, operations and energy, offers a combination of insight and intelligence that will serve Xcel Energy well.”

Xcel Energy (NYSE: XEL) is a major U.S. electricity and natural gas company that provides a comprehensive portfolio of energy-related products and services to 3.4 million electricity customers and 1.9 million natural gas customers through its regulated operating companies in eight Western and Midwestern states. Company headquarters are located in Minneapolis. More information is available at xcelenergy.com.

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